Exhibit 10.53

Summary of Compensation for Executive Officers

Following is a description of the compensation arrangements for each of PC Connection, Inc.’s (the “Company’s”) executive officers. The Company’s executive officers consist of: (i) Patricia Gallup, President, Chief Executive Officer, and Chairman; (ii) David Beffa-Negrini, Senior Vice President, Corporate Marketing and Creative Services; (iii) Jack Ferguson, Senior Vice President, Treasurer, and Chief Financial Officer; (iv) Timothy McGrath, Senior Vice President, PC Connection Enterprises; and (v) Bradley Mousseau, Senior Vice President, Human Resources.

The Compensation Committee annually sets the compensation of the Chief Executive Officer. The Compensation Committee also reviews the recommendations of the Chief Executive Officer regarding the compensation of the Company’s other executive officers. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of business objectives of the Company and/or the individual executive’s particular area of responsibility. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Each executive’s total compensation depends upon the executive’s performance against specific objectives. These objectives include both quantitative factors related to the Company’s short-term financial objectives and qualitative factors such as (a) demonstrated leadership ability, (b) management development, (c) compliance with Company policies, and (d) anticipation of and response to changing market and economic conditions, to enhance the Company’s ability to operate profitably. Compensation for the Company’s executives generally consists of three elements:

•

salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;

•	bonus—amounts are generally based on achievement of the Company’s performance goals in any given year; and

•	equity awards—equity awards provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

The Company did not make any equity awards in 2006 to the Company’s executive officers.

The following table lists the 2006 annual salaries and bonuses of the Company’s executive officers:

	Salary	Bonus

Patricia Gallup President, Chief Executive Officer, and Chairman	$476,731	$750,000

David Beffa-Negrini (1) Senior Vice President, Corporate Marketing & Creative Services	$270,615	$207,000

Jack Ferguson Senior Vice President, Treasurer, and Chief Financial Officer	$271,856	$210,000

Timothy McGrath (2) Senior Vice President, PC Connection Enterprises	$300,000	$ 75,000

Bradley Mousseau Senior Vice President, Human Resources	$226,462	$180,000

(1)	Mr. Beffa-Negrini was appointed Senior Vice President, Corporate Marketing and Creative Services on February 16, 2007. Prior to his appointment, Mr. Beffa-Negrini had been serving as Co-President of the Company’s subsidiary Merrimack Services Corporation since September 2005 and as Vice President of Corporate Communications since June 2000.

(2)	Mr. McGrath was appointed Senior Vice President, PC Connection Enterprises on December 20, 2006. Prior to his appointment, Mr. McGrath had been serving as President of the Company’s subsidiary PC Connection Sales Corporation since August 2005.